EXHIBIT 99.1

SP Plus Corporation Announces First Quarter 2014 Results

Severe Winter Weather Negatively Impacts Results; Ongoing Post-Merger Integration Remains on Track

CHICAGO, May 7, 2014 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced its first quarter 2014 results.

Financial Summary

In millions except per share	Three Months Ended March 31, 2014		Three Months Ended March 31, 2013
	Reported	Adjusted(1,2)	Reported	Adjusted(1,2)
Gross Profit	$35.3	$35.3	$40.3	$40.3
General and administrative expenses	$26.1	$24.6	$27.9	$23.7
Income (loss) before income taxes	($2.6)	($1.1)	$0.2	$4.4
Net income (loss) attributable to SP Plus	$4.3	($1.2)	($0.3)	$2.2
Earnings (loss) per share (EPS)	$0.19	($0.05)	($0.01)	$0.10
EBITDA (2)	$8.7	$10.2	$11.8	$16.0
Free Cash Flow (2)	($13.9)	($13.9)	($13.4)	($13.4)

(1)Adjusted to eliminate merger and integration related costs, including severance payments, professional fees, divestiture-related costs and amortization of restricted stock units granted in connection with the October 2012 merger. Adjusted Net Income and Adjusted EPS for the three months ended March 31, 2014 are also adjusted to eliminate the reversal of a valuation allowance for deferred tax assets.

(2)Refer to accompanying financial tables for a reconciliation of these non-GAAP financial measures.

James A. Wilhelm, Chief Executive Officer, stated, "We are pleased with our first quarter operating results given the severe winter weather that affected a large portion of the country during the quarter. The unusually frigid and challenging conditions adversely impacted lease revenue and resulted in more snow removal costs and higher casualty insurance claims. Fortunately, our SP+ Facility Maintenance service line benefitted from the snowy winter through increased snow removal revenue, partially mitigating the winter's negative impacts on our business. We estimate that this year's severe winter reduced our first quarter gross profit by a net $2.6 million as compared to the first quarter of last year."

Mr. Wilhelm continued, "Our March operations reverted to more typical operating results as the weather improved, reinforcing our view that the underlying business continues to perform as expected and that the disappointing slow start to the year was largely attributable to the severe weather. Due to the weather's impact on the first quarter results, we expect to come in at the lower end of our original full-year adjusted earnings guidance range."

Mr. Wilhelm concluded, "Our integration activities remain on track to have all locations working on a common operating platform by the end of this year. I want to again commend our employees for their consistent dedication to this process."

First Quarter Operating Results

Gross profit in the first quarter of 2014 was $35.3 million, compared to $40.3 million in the first quarter of 2013. This decrease was due primarily to the non-recurrence of a first quarter 2013 benefit of $2.7 million from the sale of a long-term contract right, a $1.1 million decrease in the benefit from the net accretion of acquired lease contract rights, and the estimated $2.6 million net negative impact of the severe 2014 winter weather.

First quarter 2014 general and administrative (G&A) expenses were $26.1 million, including $1.5 million of merger and integration related costs, as compared to $27.9 million in the first quarter of 2013, which included $4.2 million of merger and integration related costs. Adjusted to eliminate these merger and integration related costs, G&A expenses were $24.6 million in the first quarter of 2014, compared to $23.7 million for the first quarter of 2013, an increase of 3%. This increase was primarily due to fluctuations in the estimate of future earn-out obligations as well as changes in compensation and benefit costs.

Net income attributable to SP Plus for the first quarter of 2014 was $4.3 million, which included a $6.4 million tax benefit from the reversal of a valuation allowance for deferred tax assets as compared to a net loss of $0.3 million for the first quarter of 2013. Excluding the tax benefit from the reversal of the valuation allowance for deferred tax assets, as well as merger and integration related costs, adjusted earnings per share for the first quarter of 2014 decreased by $0.15 per share as compared to the first quarter of 2013. The decrease in earnings per share was due to $0.07 per share for the 2013 benefit on the sale of a long-term contract right, $0.03 per share due to the decrease in the benefit from the net accretion on acquired contract rights and an estimated $0.07 per share due to the net impact of the extreme winter weather.

The Company had negative free cash flow of $13.9 million for the first quarter of 2014 as compared with negative free cash flow of $13.4 million for the first quarter of 2013. The Company's first fiscal quarter typically is the weakest of the year in terms of free cash flow generation due to lower travel-related activity, weather-related costs as well as the payment of annual performance-based compensation. This quarter's free cash flow was also impacted by the severe winter weather and a temporary increase in accounts receivable. The increase in accounts receivable was primarily due to higher than normal past due balances at some large airports, which the Company is actively working to reduce to more normal levels.

Recent Developments

  The Jacksonville Aviation Authority awarded SP+ Airport Services a multi-year parking management and ground transportation contract. The Company will manage two multi-level garages and five surface parking lots at Jacksonville International Airport.

  The City of Charlotte awarded SP+ Airport Services the parking management contract for Charlotte Douglas International Airport. The contract includes management of the Airport's existing 17,800 spaces, plus an additional 4,000 spaces in a new multi-level parking facility projected for completion by the end of 2014. Charlotte Douglas International Airport is the country's eighth largest airport and enplanes over 43 million passengers each year.

  SP+ Municipal Services received a contract award from Broward County, Florida to provide parking management and maintenance services to 4,300 off-street parking spaces. The Company commenced its services under the contract on March 1.

  The Town of Carolina Beach, North Carolina awarded SP+ Municipal Services a contract to manage all of the Town's on-street parking as well as nine off-street parking facilities. The Company will implement its proprietary Click and Park® online advance reservation and prepayment technology. The Company began performing its duties in January 2014.

  Howard Hughes Management Services awarded Standard Parking an off-street parking management contract in The Woodlands, Texas. The Company will manage three parking facilities containing over 2,100 parking spaces, including the prestigious Waterway Square Garage. The operations, which began February 1, will use the Company's proprietary Click and Park® technology.

  SP+ Healthcare Services received a multi-year contract from Mount Sinai Health System to manage six parking facilities and three valet operations at medical campuses in Manhattan and Brooklyn. Mount Sinai acquired these hospital campuses, formerly operated by Continuum Health Partners, in January 2014.

2014 Full-Year Outlook

Due to the estimate of the severe winter weather impact of $0.07 per share, the Company currently expects earnings per share to be at the lower end of the range of $0.77 to $0.87, which excludes expected full-year 2014 merger and integration related costs of $4.5 million, or $0.12 per share, as well as the one-time tax benefit from the first quarter 2014 reversal of a valuation allowance for deferred tax assets of $0.28 per share. In addition, in 2014 the Company expects to incur structural repair and maintenance costs on legacy Central Parking leased properties, the amount of which is not currently estimable. These expenditures may impact 2014's earnings per share and free cash flow. Accordingly, all 2014 guidance continues to exclude these items.

The Company still expects to generate free cash flow of $35 to $40 million for the full-year 2014.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on May 8, 2014 and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP Plus provides professional parking, ground transportation, facility maintenance, security and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 23,000 employees. Its Standard Parking and Central Parking brands operate approximately 4,200 parking facilities with over 2.1 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 75 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. Its ground transportation division transports over 34 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its security subsidiary provides licensed security services in six states. The Company also provides a wide range of event logistics services. For more information, visit http://spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption " 2014 Full-Year Outlook," the statement regarding expectations for integration of Central Parking locations and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," "are to be" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the Company's ability to integrate Central Parking into the business of the Company successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that the Company anticipates as a result of the Central Parking merger are not fully realized or take longer to realize than expected; the Company's substantially increased indebtedness incurred in connection with the Central Parking merger, which may reduce available cash flow, increase vulnerability to adverse economic conditions, and limit flexibility in planning for, or reacting to, changes in or challenges related to the Company's business; unanticipated Central Parking merger and integration expenses; costs of structural repairs and maintenance incurred by the Company; the loss of customers, clients or strategic alliances as a result of the Central Parking merger; the impact of the divestitures of management contracts and leases required by the agreement entered into by the Company with the Department of Justice in connection with the Central Parking merger; other losses, or renewals on less favorable terms, of management contracts and leases; adverse litigation judgments or settlements; changes in general economic and business conditions or demographic trends; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; intense competition; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, cyber terrorism and natural disasters; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to competitors or clients of our competitors; uncertainty in the credit markets; availability, terms and deployment of capital; the Company's ability to obtain performance bonds on acceptable terms; and the impact of Federal health care reform.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with GAAP, the Company considers certain financial measures that are not prepared in accordance with GAAP, including G&A excluding merger and integration related costs (also referred to as adjusted G&A), income before income taxes excluding merger and integration related costs (also referred to as adjusted income before income taxes), net income excluding merger and integration related costs and eliminating the reversal of a valuation allowance for deferred tax assets (also referred to as adjusted net income), net income per share excluding merger and integration related costs and eliminating the reversal of a valuation allowance for deferred tax assets (also referred to as adjusted EPS), EBITDA and EBITDA excluding merger and integration related costs (also referred to as adjusted EBITDA), and free cash flow.

The Company uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company's budgeting and planning process.The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company's operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted G&A, EBITDA and adjusted EBITDA, adjusted income before income taxes, adjusted net income and adjusted EPS, and free cash flow should not be considered as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, G&A, income before income taxes, net income, EPS or net cash provided by operating activities, as determined in accordance with GAAP. In addition, the Company's calculation of such non-GAAP measures may not be comparable to similarly titled measures of another company.

Adjusted G&A and adjusted income before income taxes are non-GAAP financial measures of G&A expenses and income before income taxes, respectively, excluding merger and integration related costs. The Company believes these financial measures provide useful information regarding the underlying operating performance of the Company and improve comparability of financial results. Adjusted net income and adjusted EPS (including in the Company guidance for 2014) are non-GAAP financial measures of net income and EPS excluding merger and integration related costs and eliminating the reversal of a valuation allowance for deferred tax assets. The Company believes its presentation of these financial measures improves comparability of financial results.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, and (iii) depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding merger and integration related costs.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. The Company believes that the presentation of free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentation of free cash flow has material limitations. The Company's free cash flow does not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow may not be comparable to similarly-titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

SP PLUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share and per share data)

	March 31,	December 31,
	2014	2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 24,271	$ 23,158
Notes and accounts receivable, net	131,489	115,126
Prepaid expenses and other	14,000	20,645
Deferred taxes	10,317	10,317
Total current assets	180,077	169,246
Leasehold improvements, equipment, land and construction in progress, net	47,525	44,885
Other assets:
Advances and deposits	6,109	7,149
Intangible assets, net	102,420	106,222
Favorable acquired lease contracts, net	56,927	60,034
Other assets, net	24,587	24,574
Cost of contracts, net	10,240	10,762
Goodwill	439,322	439,503
	639,605	648,244
Total assets	$ 867,207	$ 862,375
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 111,861	$ 115,493
Accrued and other current liabilities	98,258	102,350
Current portion of long-term debt obligations	26,537	24,632
Total current liabilities	236,656	242,475
Deferred taxes	11,082	17,348
Long-term borrowings, excluding current portion:
Obligations under senior credit facility	277,200	263,457
Other long-term debt obligations	534	577
	277,734	264,034
Unfavorable lease contracts, net	70,244	74,130
Other long-term liabilities	63,041	60,677
Stockholders' equity:
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of March 31, 2014 and December 31, 2013; no shares issued	—	—
Common stock, par value $.001 per share; 50,000,000 shares authorized as of March 31, 2014 and December 31, 2013; 21,979,907 and 21,977,311 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	22	22
Additional paid-in capital	241,372	240,665
Accumulated other comprehensive income	134	118
Accumulated deficit	(33,376)	(37,679)
Total SP Plus Corporation stockholders' equity	208,152	203,126
Noncontrolling interest	298	585
Total equity	208,450	203,711
Total liabilities and stockholders' equity	$ 867,207	$ 862,375

SP PLUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for share and per share data, unaudited)

	Three Months Ended
	March 31, 2014	March 31, 2013

Parking services revenue:
Lease contracts	$ 116,635	$ 121,085
Management contracts	89,955	90,095
	206,590	211,180
Reimbursed management contract revenue	169,178	159,477
Total revenue	375,768	370,657
Cost of parking services:
Lease contracts	112,084	112,118
Management contracts	59,214	58,737
	171,298	170,855
Reimbursed management contract expense	169,178	159,477
Total cost of parking services	340,476	330,332
Gross profit:
Lease contracts	4,551	8,967
Management contracts	30,741	31,358
Total gross profit	35,292	40,325
General and administrative expenses	26,066	27,948
Depreciation and amortization	7,163	7,493
Operating income	2,063	4,884
Other expenses (income):
Interest expense	4,809	4,840
Interest income	(98)	(111)
	4,711	4,729
(Loss) income before income taxes	(2,648)	155
Income tax (benefit)	(7,438)	(154)
Net income	4,790	309
Less: Net income attributable to noncontrolling interest	487	569
Net income (loss) attributable to SP Plus Corporation	$ 4,303	$ (260)
Common stock data:
Net income (loss) per share:
Basic	$ 0.20	$ (0.01)
Diluted	$ 0.19	$ (0.01)
Weighted average shares outstanding:
Basic	21,977,836	21,870,771
Diluted	22,351,845	21,870,771

SP PLUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Three Months Ended
	March 31, 2014	March 31, 2013

Operating activities:
Net income	$ 4,790	$ 309
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	7,150	7,537
Net accretion of acquired lease contracts	(779)	(1,873)
Loss (gain) loss on sale and abandonment of assets	168	(54
Amortization of debt issuance costs	341	452
Amortization of original discount on borrowings	414	336
Non-cash stock-based compensation	796	1,042
Provisions for losses on accounts receivable	109	130
Excess tax benefit related to vesting of restricted stock units	89	—
Deferred income taxes	(6,199)	(289)
Net change in operating assets and liabilities	(16,581)	(17,106)
Net cash used in operating activities	(9,702)	(9,516)
Investing activities:
Purchase of leasehold improvements and equipment	(3,327)	(3,059)
Cost of contracts purchased	(102)	(54)
Proceeds from sale of assets	42	51
Capitalized interest	(17)	—
Contingent payments for businesses acquired	—	(6)
Net cash used in investing activities	(3,404)	(3,068)
Financing activities:
Tax benefit from vesting of restricted stock units	(89)	—
Contingent payments for businesses acquired	(141)	—
Proceeds from senior credit facility revolver, net	28,800	17,550
Payments on term loan	(13,565)	(5,625)
Distribution to noncontrolling interest	(774)	(669)
Payments on other long-term debt obligations	(40)	(191)
Net cash provided by financing activities	14,191	11,065
Effect of exchange rate changes on cash and cash equivalents	28	(135)
Increase (decrease) in cash and cash equivalents	1,113	(1,654)
Cash and cash equivalents at beginning of period	23,158	28,450
Cash and cash equivalents at end of period	$ 24,271	$ 26,796
Supplemental disclosures:
Cash paid (received) during the period for:
Interest	$ 3,856	$ 4,101
Income taxes, net	(4,692)	277

SP PLUS CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF ADJUSTED G&A, ADJUSTED INCOME (LOSS) BEFORE INCOME TAXES, ADJUSTED NET INCOME (LOSS) AND ADJUSTED NET INCOME (LOSS) PER SHARE
(in thousands, except for share and per share data, unaudited)

	Three months ended
	March 31, 2014	March 31, 2013
General and administrative expenses, as reported	$26,066	$27,948
Subtract: Merger and integration related costs	(1,505)	(4,213)
Adjusted G&A	$24,561	$23,735

Income (loss) before income taxes, as reported	($2,648)	$155
Add: Merger and integration related costs	1,505	4,213
Adjusted income (loss) before income taxes	($1,143)	$4,368

Net income (loss) attributable to SP Plus, as reported	$4,303	($260)
Add: Merger and integration related costs, after tax (1)	873	2,444
Subtract: Reversal of valuation allowance for deferred tax asset	(6,359)	--
Adjusted net income (loss)	($1,183)	$2,184

Net income (loss) per share, as reported
Basic	$0.20	($0.01)
Diluted	$0.19	($0.01)

Adjusted net income (loss) per share
Basic	($0.05)	$0.10
Diluted	($0.05)	$0.10

Weighted average shares outstanding
Basic	21,977,836	21,870,771
Diluted	22,351,845	22,170,804

(1) Total merger and integration related costs	1,505	4,213
Statutory tax rate	42.0%	42.0%
Total merger and integration related costs, after tax	$873	$2,444

SP PLUS CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(in thousands, unaudited)

	Three months ended
	March 31, 2014	March 31, 2013
Net income (loss) attributable to SP Plus, as reported	$4,303	($260)
Add:
Income tax (benefit)	(7,438)	(154)
Interest expense, net	4,711	4,729
Depreciation and amortization expense	7,163	7,493
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)	$8,739	$11,808

Add: Merger and integration related costs	1,505	4,213
Adjusted EBITDA	$10,244	$16,021

SP PLUS CORPORATION
FREE CASH FLOW
(in thousands, unaudited)

	Three Months Ended
	March 31, 2014	March 31, 2013
Operating income	$2,063	$4,884
Depreciation and amortization expense	7,163	7,493
Non-cash compensation	796	1,042
Income tax (paid) received	4,692	(277)
Income attributable to noncontrolling interest	(487)	(569)
Change in assets and liabilities	(20,777)	(18,741)

Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(3,446)	(3,119)
Operating cash flow	($9,996)	($9,287)
Cash interest paid (before payment of debt issuance costs)	(3,856)	(4,101)
Free cash flow (1)	($13,852)	($13,388)

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Three Months Ended
	March 31, 2014	March 31, 2013
Net cash (used in) operating activities	($9,702)	($9,516)
Net cash (used in) investing activities	(3,404)	(3,068)
Distribution to noncontrolling interest	(774)	(669)
Effect of exchange rate changes on cash and cash equivalents	28	(135)
Free cash flow	($13,852)	($13,388)

SP PLUS CORPORATION
LOCATION COUNT

	March 31, 2014	December 31, 2013	March 31, 2013
Managed facilities	3,356	3,393	3,516
Leased facilities	826	850	904
Total facilities	4,182	4,243	4,420

CONTACT: Vance Johnston
         (312) 521-8409
         vjohnston@spplus.com